Exhibit 99.1

Inacom Announces Earnings Outlook for First Quarter

OMAHA, Neb.--(BUSINESS WIRE)--March 25, 1999--Inacom Corp. (NYSE: ICO) today announced that the company's financial performance for the first quarter ending March 27th will be impacted by recent industry trends, which have constrained revenue growth and placed significant pressure on earnings. The company expects first-quarter revenues will be in the range of $1.35 billion to $1.4 billion and a loss per basic share in the range of $3.15 to $3.35, inclusive of the previously announced Vanstar merger-related charges and other one-time costs to address current market conditions. Operating results are expected to be a loss in the range of 10 to 20 cents per basic share, exclusive of non-recurring first-quarter costs that are not expected in future periods.

"While we expected the first quarter to be soft, the revenue slowdown occurring in the marketplace has resulted in an operating performance below our expectations," said Bill Fairfield, President and Chief Executive Officer of Inacom Corp. "The revenue picture quickly changed and has been affected by market confusion surrounding the "direct" model and what it means to Inacom. We believe the "direct" approach will benefit Inacom and should make our business less asset intensive and improve the return on our investment. Our increased business with Dell customers confirms this notion. Unfortunately, the noise level created by "direct" announcements has caused some clients to delay deployment as they evaluate their alternatives."

Fairfield noted that an internal focus in late 1998 and early 1999 to complete the Vanstar merger also affected revenue growth. The merger, which was completed on February 17, is now beginning to show positive results.

"We are beginning to regain the momentum lost during the pre-merger phase," said Fairfield. "Our sales teams are winning new business and expanding relationships with existing clients. The integration of Vanstar is on track and we expect to achieve annual savings of $150 million from combining the companies. We recognize the significant changes occurring in the market and are evaluating our business to realign our cost structure and strategically position Inacom to compete effectively in 1999 and beyond. I am confident that we are taking the right steps to create long-term value for our shareholders."

The company  expects to announce  1999  first-quarter  results the week of April
19th.

Inacom Corp. (NYSE: ICO) is a $6.9 billion, Fortune 500 technology services leader. The company designs, implements and manages distributed technology infrastructure solutions that optimize our clients' return on their IT investments. Inacom's client portfolio includes more than 35 percent of Fortune 500 corporations. Inacom employs more than 12,000 people, including more than 7,500 technical professionals and is headquartered in Omaha, Nebraska.

This press release contains certain forward-looking statements regarding revenues, margins, earnings, growth rates and certain business trends based on certain assumptions and information currently available to management. Such statements are subject to various risks and uncertainties, including those described in the Company's 1998 10-K Report that could cause actual results to differ materially from the results discussed herein.